                                                                    Exhibit 99.2

                                 INNOVEDA, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                          March 30,       December 29,
                                                                                            2002              2001
                                                                                       ---------------    -------------
                       ASSETS
  Current assets:
        Cash and cash equivalents                                                         $   8,597       $   7,704
        Accounts receivable, net                                                             16,087          21,876
        Prepaid expenses and other                                                            2,347           3,744
        Deferred income taxes                                                                 3,962           3,960
                                                                                          ---------       ---------
             Total current assets                                                            30,993          37,284

        Equipment and furniture, net                                                          4,264           4,850
        Capitalized software costs, net                                                       2,415           2,342
        Purchased technology and other intangibles, net                                      22,439          25,404
        Goodwill and other                                                                    3,057           2,412
                                                                                          ---------       ---------
             Total assets                                                                 $  63,168       $  72,292
                                                                                          =========       =========
                       LIABILITIES
  Current liabilities:
        Long-term debt, current portion                                                   $   4,875       $   4,000
        Capital lease obligations, current portion                                              158             270
        Accounts payable                                                                      2,572           3,648
        Accrued liabilities                                                                  14,960          18,122
        Deferred revenue                                                                     20,160          20,776
                                                                                          ---------       ---------
             Total current liabilities                                                       42,725          46,816

        Long-term debt                                                                           --           1,750
        Other long-term liabilities                                                           1,338           1,322
        Deferred income taxes                                                                 9,299          10,013
                                                                                          ---------       ---------
             Total liabilities                                                               53,362          59,901
                                                                                          ---------       ---------
                       STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value; authorized 5,000, none issued or outstanding at
     March 30, 2002 and December 29, 2001                                                        --              --
  Common stock, $0.01 par value, 100,000 authorized, 40,567 outstanding at March 30,
      2002, 40,271 outstanding at December 29, 2001                                             406             403
  Treasury stock, at cost, 550 shares at March 30, 2002 and December 29, 2001                (1,663)         (1,663)
  Additional paid-in-capital                                                                117,663         117,440
  Notes due from stockholders                                                                  (932)           (932)
  Deferred compensation                                                                        (379)           (526)
  Accumulated deficit                                                                      (104,711)       (101,650)
  Accumulated other comprehensive loss                                                         (578)           (681)
                                                                                          ---------       ---------
             Total stockholders' equity                                                       9,806          12,391
                                                                                          ---------       ---------
             Total liabilities and stockholders' equity                                   $  63,168       $  72,292
                                                                                          =========       =========

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                                 INNOVEDA, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                  First Quarter Ended
                                                -------------------------
                                                 March 30,      March 31,
                                                   2002           2002
                                                --------       --------
  Revenue:
        Software                                $  5,730       $ 15,381
        Services and other                         9,977         11,877
                                                --------       --------
             Total revenue                        15,707         27,258
                                                --------       --------
  Cost and expenses:
        Cost of software                           1,226          1,759
        Cost of services and other                 2,380          2,604
        Sales and marketing                        7,991         11,288
        Research and development                   4,920          7,652
        General and administrative                 1,359          2,166
        Amortization of intangibles                1,890          4,702
        Amortization of stock compensation           147            146
                                                --------       --------
             Total operating expenses             19,913         30,317
                                                --------       --------
             Operating loss                       (4,206)        (3,059)
  Other expense, net                                (295)           (18)
                                                --------       --------
  Loss before income tax benefit                  (4,501)        (3,077)
  Income tax benefit                              (1,440)          (970)
                                                --------       --------
  Net loss                                      $ (3,061)      $ (2,107)
                                                ========       ========
  Net loss per share:
        Basic and diluted                       $  (0.08)      $  (0.05)
                                                ========       ========
  Weighted average shares outstanding:
        Basic and diluted                         40,035         39,036
                                                ========       ========

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                                 INNOVEDA, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                        First Quarter Ended
                                                                                      ------------------------
                                                                                      March 30,      March 31,
                                                                                        2002           2001
                                                                                      ---------      ---------
  CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                            $ (3,061)      $ (2,107)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
        Depreciation and amortization                                                    2,792          5,920
        Compensation under stock option agreements                                         147            146
  Changes in assets and liabilities:
        Accounts receivable                                                              5,760          5,426
        Prepaid and other current assets                                                 1,730           (307)
        Deferred income taxes                                                             (717)          (797)
        Accounts payable                                                                (1,072)          (221)
        Accrued liabilities                                                             (3,044)        (5,832)
        Tax benefit of stock option exercises                                               91             43
        Deferred revenue                                                                  (585)          (954)
                                                                                      --------       --------
        Net cash provided by operating activities                                        2,041          1,317
                                                                                      --------       --------
  CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of property and equipment                                                (99)        (1,179)
        Capitalized software costs                                                        (293)          (261)
                                                                                      --------       --------
        Net cash used in investing activities                                             (392)        (1,440)
                                                                                      --------       --------
  CASH FLOWS FROM FINANCING ACTIVITIES:
        Payments of principal on debt                                                     (875)          (892)
        Proceeds from exercise of stock options and employee stock purchase plan           132            734
        Payments of capital lease obligations                                             (111)          (142)
        Purchase of treasury stock                                                          --           (831)
                                                                                      --------       --------
        Net cash used in financing activities                                             (854)        (1,131)
                                                                                      --------       --------
  EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                   98            (68)
                                                                                      --------       --------
  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     893         (1,322)

  CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                         7,704         20,799
                                                                                      --------       --------
  CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $  8,597       $ 19,477
                                                                                      ========       ========


The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                                 INNOVEDA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

           The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the information set forth therein have been included.

2. ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS

           Effective December 30, 2001, Innoveda adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). This statement requires that goodwill and certain other intangibles no longer be amortized, but instead be tested for impairment at least annually. As required by SFAS 142, on December 30, 2001 the Company reclassified approximately $1,089 of assembled workforce related intangible assets into goodwill. In connection with the SFAS No. 142, transitional goodwill impairment evaluation, the Company was required to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption, and has determined that no transitional loss exists.

           Effective December 30, 2001, Innoveda adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, and the accounting and reporting provisions of APB 30, for the disposal of a segment of a business. This statement applies to the Company's intangible assets that are being amortized. These intangible assets include purchased technology, patents and trademarks. There was no effect of adopting SFAS 144 on the Company's financial statements.

           Net loss and loss per share for the quarters ended March 30, 2002 and March 31, 2001 adjusted to exclude amortization expense is as follows:

                                                          First Quarter Ended
                                                  ----------------------------------
                                                  March 30, 2002      March 31, 2001
                                                  --------------      --------------
  Reported net loss                                 $  (3,061)          $  (2,107)
  Add back:  goodwill amortization                         --                 512
  Add back:  intangible workforce amortization             --                 268
                                                    ---------           ---------
  Adjusted net loss                                 $  (3,061)          $  (1,327)
                                                    =========           =========
  Basic and diluted loss per share
        Reported net loss                           $   (0.08)          $   (0.05)
        Goodwill amortization                       $      --           $    0.01
        Intangible workforce amortization           $      --           $    0.01
                                                    ---------           ---------
        Adjusted net loss                           $   (0.08)          $   (0.03)
                                                    =========           =========

           All of the Company's other acquired intangible assets are subject to amortization. There were no material acquisitions of intangible assets during the first quarter of fiscal 2002. Intangible assets amortization expense was $2,116 for the first quarter ending March 30, 2002. The components of the intangible assets were as follows:

                                                        FIRST QUARTER ENDED
                                                           MARCH 30, 2002
                                        ---------------------------------------------------
                                        GROSS CARRYING       ACCUMULATED       NET CARRYING
                                            AMOUNT           AMORTIZATION          VALUE
                                        --------------       ------------      ------------
Amortized intangible assets
Patents and trademarks                     $1,486                  $452             $1,034
Purchased technology                       59,430                38,025             21,405
                                          -------               -------            -------
Total                                     $60,916               $38,477            $22,439
                                          -------               -------            -------
Goodwill                                                                            $2,040
                                                                                   -------
Total intangible assets                                                            $24,479
                                                                                   =======

           Amortization of intangible assets is expected to be approximately $7,450 in fiscal 2002, $6,613 in fiscal 2003, $5,861 in fiscal 2004 and $4,390 in fiscal 2005.

3. EARNINGS PER SHARE

           Basic earnings per share is calculated using weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares plus the effect, if dilutive, of outstanding stock options using the treasury stock method.

                                                            FIRST QUARTER ENDED
                                                         --------------------------
                                                         MARCH 30,        MARCH 31,
                                                           2002             2001
                                                         ---------       ----------
  Net Loss                                               $ (3,061)       $  (2,107)
                                                         ========        =========
  Weighted average number of common shares -- Basic        40,035           39,036
                                                         ========        =========
  Weighted average number of common and potential
  common shares -- Diluted                                 40,035           39,036
                                                         ========        =========
  Net loss per share:
  Basic                                                  $  (0.08)       $   (0.05)
                                                         ========        =========
  Diluted                                                $  (0.08)       $   (0.05)
                                                         ========        =========

           For the three months ended March 30, 2002 and March 31, 2001, there were 4,586 and 8,363 anti-dilutive common shares, respectively, not included in the calculation.

4. BUSINESS SEGMENTS AND GEOGRAPHIC DATA

           SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company's chief operating decision-makers, as defined under SFAS No. 131, is its executive management team.

           The Company views its operations and manages its business as principally one segment with three distinct product groups: Printed Circuit Board Design ("PCB"), System Level Design ("SLD"), and Electromechanical Design ("EM"). Revenues for each of the categories for the first quarters of 2002 and 2001 are as follows:


                                        FIRST QUARTER ENDED
                                           MARCH 30, 2002
                       ---------------------------------------------------------
                          PRINTED                     ELECTRO-
                       CIRCUIT BOARD   SYSTEM LEVEL  MECHANICAL
                           DESIGN        DESIGN        DESIGN      CONSOLIDATED
                       -------------   ------------  ----------    ------------
Revenue:
Software                   $ 4,260      $ 1,349        $   120      $ 5,729
Services and other           6,916        2,494            568        9,978
                           -------      -------        -------      -------
Total revenue              $11,176      $ 3,843        $   688      $15,707
                           =======      =======        =======      =======


                                      FIRST QUARTER ENDED
                                        MARCH 31, 2001
                      ---------------------------------------------------------
                          PRINTED                     ELECTRO-
                       CIRCUIT BOARD   SYSTEM LEVEL  MECHANICAL
                           DESIGN        DESIGN        DESIGN      CONSOLIDATED
                       -------------   ------------  ----------    ------------
Revenue:
Software                   $10,928      $ 3,898      $   555      $15,381
Services and other           7,787        3,747          343       11,877
                           -------      -------      -------      -------
Total revenue              $18,715      $ 7,645      $   898      $27,258
                           =======      =======      =======      =======




        Revenue consists of software sales, maintenance, and services. Net revenue by geographic region (in thousands) and as a percentage of total revenue for each region is as follows:

                                              FIRST QUARTER ENDED
                                           --------------------------
                                           MARCH 30,        MARCH 31,
                                            2002              2001
                                           -------          -------
Revenue:
North America                              $10,835          $18,422
Europe                                       2,563            4,340
Japan                                        1,731            2,016
Other                                          578            2,480
                                           -------          -------
Total Revenue                              $15,707          $27,258
                                           =======          =======
As a percentage of Total Revenue
North America                                   69%              68%
Europe                                          16%              16%
Japan                                           11%               7%
Other                                            4%               9%
                                           -------          -------
Total                                          100%             100%
                                           =======          =======


5. COMPREHENSIVE LOSS

   The following table presents the components of comprehensive loss for the periods indicated.

                                                      FIRST QUARTER ENDED
                                                     ----------------------
                                                     MARCH 30,     MARCH 31,
                                                      2002          2001
                                                     -------       -------
Net loss                                             $(3,061)      $(2,107)
Foreign currency translation adjustments                  41          (364)
Fair value adjustment of interest rate swap               62          --
                                                     -------       -------
Comprehensive loss                                   $(2,958)      $(2,471)
                                                     =======       =======

6. DEBT


   Innoveda has a credit facility with a commercial bank consisting of a $0.3 million revolving line of credit ("Line of Credit") and a $4.9 million term loan as of March 30, 2002 (the "Term Loan") (together, the "Credit Facility").

   For the fiscal quarter ended March 30, 2002, the Company did not meet certain financial covenants under the Credit Facility. The Company's failure to meet these financial covenants constitutes an event of default under the Credit Facility, allowing the commercial bank to declare all obligations of the Company under the Credit Facility due and payable in full. On April 23, 2002, the Company entered into a forbearance agreement with the commercial bank under which the commercial bank agreed to forbear from exercising its rights and remedies under the Credit Facility until at least May 21, 2002. The commercial bank's forbearance, as provided for in the forbearance agreement, is conditioned upon the absence of any additional events of default under the Credit Facility.

   Under the Credit Facility, the Company is required to make a principal payment on the Term Loan of $1,000 in the second quarter of fiscal 2002 and another Term Loan payment of $1,000 at the beginning of the third quarter of fiscal 2002. As amended by the forbearance agreement, the balance of the Term Loan is due on August 15, 2002.

   The forbearance agreement provides that the interest rate under the Credit Facility be increased to be equal to the commercial bank's prime rate plus 3% and that all of the Company's obligations under the Credit Facility are due and payable in full on the earlier of August 15, 2002 or the closing of the transactions contemplated by the Agreement and Plan of Merger dated April 23, 2002 by and among Mentor Graphics Corporation ("Mentor"), Indiana Merger Corporation and Innoveda, Inc.

   On May 22, 2002, the forebearance period in the forebearance agreement was extended to June 22, 2002. As discussed in Note 8, on May 29, 2002, Mentor irrevocably accepted for payment 94.4% of the shares of Innoveda's outstanding common stock. Mentor has indicated its intent to financially support the operations of the Company for at least the next 12 months, including complying with the terms of the forebearance agreement.

7. RESTRUCTURING COSTS AND IMPAIRMENT OF LONG-LIVED ASSETS

   In August 2001, Innoveda, in response to significant negative economic trends, implemented a restructuring and streamlining of Company operations.

   IMPAIRMENT OF LONG-LIVED ASSETS

   During the third quarter of 2001, the Company wrote down approximately $32,945 of impaired long-lived assets related to the goodwill, purchased technology, workforce and customer base associated with the Company's acquisitions of PADS Software and Summit Design. Based on the declining historical and forecasted operating results of such intangible assets as they relate to earlier estimates and the general economic trends of the EDA industry as a whole, their estimated value to the Company has decreased. Based on the Company's expectation of future undiscounted net cash flows, these assets have been written-down to their net realizable value.

   RESTRUCTURING COSTS

   As a result of the restructuring, the Company recorded charges of $5,271. The restructuring costs include workforce reductions, closing facilities, reducing space in other facilities and asset write-downs.

   The restructuring program resulted in the reduction in workforce of approximately one hundred forty employees across all business functions and geographic regions. The workforce reductions were substantially completed by the end of the third quarter of 2001. The Company recorded a workforce reduction charge of $2,267 relating primarily to severance, fringe benefits and outplacement services.

   The Company also recorded a restructuring charge of $1,511 relating to lease terminations, non-cancelable lease costs, and excess facility space. These facility costs relate to business activities that have been exited or restructured. In addition, the restructuring charge includes an additional $408 in professional fees, travel expenses and other related costs incurred in connection with the restructuring activities and a $1,085 restructuring charge related to certain fixed assets that became impaired as a result of the decision to reduce the workforce and close facilities.

   The following table indicates payments made against the reserve during the fiscal quarter ended March 30, 2002.

                                                                       MARCH 30, 2002
                                          DECEMBER 29, 2001   AMOUNT      ACCRUAL
                                           ACCRUAL BALANCE    PAID        BALANCE
                                          -----------------   -----    ---------------
Severance and related expenses                  $  115       $   77       $   38
Lease commitment and related fees                1,218          258          960
Other                                              207            6          201
                                                ------       ------       ------
                                                $1,540       $  341       $1,199
                                                ======       ======       ======


   All remaining amounts are expected to be paid by the end of fiscal 2002.

8. SUBSEQUENT EVENTS

   PROPOSED MERGER

   On April 23, 2002, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Mentor and a wholly-owned subsidiary of Mentor ("Merger Sub") providing for Mentor to acquire all the outstanding shares of Innoveda for $3.95 per share in cash, for a total purchase price of approximately $160 million.

   Pursuant to the terms of the merger agreement, on April 30, 2002, Merger Sub commenced a tender offer to purchase all outstanding shares of common stock of Innoveda subject to certain conditions. The conditions to the tender offer included the receipt of all necessary government approvals and the tender, without withdrawal prior to the expiration of the tender offer, of at least a majority of Innoveda's outstanding shares of common stock on a fully diluted basis.

   The merger agreement contemplates that the tender offer will be followed, subject to the satisfaction or waiver of certain conditions, by a second step merger in which those shares of Innoveda's common stock not tendered in the tender offer will be converted into the right to receive $3.95 per share in cash. Stockholders representing approximately 39% of the outstanding shares of Innoveda have entered into support agreements under which they have agreed, among other things, to tender their shares in the tender offer and if necessary, to vote their shares in favor of the proposed merger.

   On May 29, 2002, Mentor announced that, as of the close of business on May 28, 2002, 39,517,200 shares of the Company's common stock had been validly tendered, which represents approximately 94.4% of the Company's outstanding common stock, and Mentor irrevocably accepted such shares for payment.

   SLD DIVESTITURE

   On April 23, 2002, the Company divested certain assets and liabilities related to its system-level design ("SLD") product group to Divestiture Growth Capital ("DivestCap"), a technology investment fund.

   The Company transferred to DivestCap certain assets related to the SLD product group, including certain accounts receivable, intellectual property, furniture and fixtures, contracts and other assets. DivestCap will also assume certain liabilities related to the SLD product group, including customer obligations relating to SLD customer contracts. The Company will record the transaction in the second quarter of fiscal 2002.

   The Company did not receive any cash proceeds in this transaction. As of the date of the filing, the Company had not finalized its accounting for the divestiture, but it does not believe any gain or loss will be significant.